Exhibit 1.01
Conflict Minerals Report

For 2014, we have completed our analysis of the suppliers for our Kindle e-readers, Fire tablets, Fire TV, Echo, Fire phones, and related accessories (collectively, Kindle/Fire products). A majority of these suppliers certified that they: did not use gold, tin, tungsten, or tantalum in parts or components for our Kindle/Fire products; did not source these minerals from the Democratic Republic of the Congo or an adjoining country, referred to as the DRC region; or sourced these minerals from a certified conflict-free smelter or refiner. The remaining suppliers are still completing investigation of their supply chains or awaiting completion of certification audits for specific smelters or refiners. As discussed in the Conclusion, for 2014, we identified no suppliers that were sourcing minerals through a supply chain that benefitted armed groups in the DRC region.

Pursuant to the Securities and Exchange Commission’s conflict minerals rules, we designed our due diligence on the source and chain of custody of the gold, tin, tungsten, and tantalum in our Kindle/Fire products in accordance with the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas. We undertook the steps described below as part of our due diligence process:

Establish strong company management systems

We are committed to avoiding the use of minerals that have fueled conflict, and we expect our suppliers to support our efforts to identify the origin of gold, tin, tungsten, and tantalum used in products that we manufacture or contract to manufacture. Our policy is reflected in our Supplier Code of Standards and Responsibilities, available at http://www.amazon.com/gp/help/customer/display.html/ref=hp_left_cn?ie=UTF8&nodeId=200885140, which we communicate to our suppliers through our supplier screening process, contracts with suppliers, or by sending our suppliers a copy of the Supplier Code.

In 2012 we established a conflict minerals group, which includes representatives from supply chain management, social responsibility, legal, and internal audit. The group implemented a process to identify within Amazon’s businesses the products that we manufacture or contract to manufacture potentially containing gold, tin, tungsten, or tantalum. Based on that process, we concluded that the conflict minerals rules applied to our Kindle/Fire products, and the group identified, engaged with, and made inquiries of, our suppliers that, based on our reasonable country of origin inquiry, we believed sourced gold, tin, tungsten, or tantalum from the DRC region in 2014.

Identify and assess risk in the supply chain

Our conflict minerals due diligence is based on a survey process in which we request information from our Kindle/Fire suppliers through the Conflict Minerals Reporting Template prepared by the Conflict-Free Sourcing Initiative. In addition, at the end of 2014, we communicated with each of our suppliers to confirm the accuracy of the information provided in the template.

The completed templates were reviewed by members of our conflict minerals group, and the findings were reported to senior management.

Design and implement a strategy to respond to identified risks; engagement with certain suppliers

If, through our due diligence process for 2014, we became aware that a supplier for our Kindle/Fire products was sourcing gold, tin, tungsten, or tantalum from the DRC region, we then reviewed the smelters or refiners identified by the supplier against lists of certified conflict-free facilities in order to determine whether the smelter or refiner that processed those minerals had been audited and certified as conflict-free by a reputable independent third party. We actively reviewed and discussed our policy regarding gold, tin, tungsten, and tantalum with each supplier unable to determine the origin of gold, tin, tungsten, or tantalum and agreed with the supplier that we will continue evaluating the results of their efforts.

Report on supply chain due diligence

This report is publicly filed with the SEC and is available at www.amazon.com/ir.

Conclusion

For 2014, we identified no suppliers that were sourcing minerals through a supply chain that benefitted armed groups in the DRC region. However, the information provided by certain suppliers was not sufficient to allow us conclusively to determine the country of origin or facility of the gold, tin, tungsten, or tantalum in our Kindle/Fire products. For example, some of our

Kindle/Fire suppliers are still working to determine country of origin and facility information, and other suppliers are still investigating whether the facilities they identified were used to process the gold, tin, tungsten, or tantalum in our Kindle/Fire products. For suppliers that were unable to determine the sources of such minerals, still completing investigation of their sources, or awaiting completion of certification audits for specific smelters or refiners, we:

•	actively reviewed and discussed with each such supplier our policy regarding gold, tin, tungsten, and tantalum, and

•
agreed with each such supplier that we will continue evaluating the results of their efforts in 2015 in order to mitigate the risk that minerals procured by any of our suppliers benefit armed groups in the DRC region.